UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2007

NationsHealth, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-50348	06-1688360
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13630 N.W. 8th Street, Suite 210 Sunrise, Florida	33325
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 903-5000

13650 N.W. 8th Street, Suite 109 Sunrise, Florida 33325
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

See description of capital lease in Item 2.03.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 5, 2007, NationsHealth, Inc., as lessee (the “Company”), and Farnam Street Financial, Inc., as lessor (“Farnam”), entered into a capital lease agreement for certain hardware and software equipment (the “Equipment”). The Company entered into the lease in connection with the Company’s agreement with a third party, which the Company had entered into in the ordinary course of its business and pursuant to which the third party agreed to sell and install the Equipment. Pursuant to the terms of the lease, the Company is obligated to make 36 monthly payments of $60,146, totaling $2,165,256. If the Company fails to make a payment under the lease within 10 days after the date when due or fails to perform any of its covenants, breaches any of its representations or warranties or otherwise causes an event of default (as defined in the lease) under the lease, then Farnam may, among other things, accelerate and cause to become due the present value of all monthly payments and other amounts due under the lease to the end of its term using a discount rate of 6%. At the conclusion of the 36 months, the Company has the right to purchase the Equipment from Farnam at the then determined mutually-agreed fair market value (plus applicable taxes).

Item 9.01 Financial Statements and Exhibits

(d) Lease Agreement between NationsHealth, Inc., as lessee and Farnam Street Financial, Inc., as lessor, dated February 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONSHEALTH, INC.

Date: February 9, 2007

By: /s/ Timothy Fairbanks
Timothy Fairbanks
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Lease Agreement between NationsHealth, Inc., as lessee and Farnam Street Financial, Inc., as lessor, dated February 5, 2007.